UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 1, 2009

Collexis Holdings, Inc. (Exact name of registrant as specified in its charter)
Nevada (State or other jurisdiction of incorporation)
001-33495 (Commission File Number)	30-0505595 (IRS Employer Identification No.)
1201 Main Street, Suite 980, Columbia, SC (Address of principal executive offices)	29201 (Zip Code)
(803) 727-1113 (Registrant’s telephone number, including area code)
n/a (Former name or former address, if changed since last report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
      (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
      (17 CFR 240.13e-4(c))

Item 3.02     Unregistered Sales of Equity Securities.

On April 1, 2009, Collexis Holdings, Inc. (“Collexis” or “we”) accepted a subscription for 5,714,286 shares of common stock at a price per share of $0.07, representing an aggregate investment of $400,000.  On April 14, 2009, we accepted a subscription for an additional 5,714,286 shares of our common stock at a price per share of $0.07, representing an aggregate investment of $400,000.  On April 16, we accepted a subscription for an additional 1,500,000 shares of our common stock at a price per share of $0.07, representing an aggregate investment of $105,000.  These issuances are part of a private offering being conducted by the company for up to 57,142,857 shares of our common stock at $.07 per share or an aggregate offering price of $4,000,000.  Prior to this offering, Collexis had 123,167,546 shares of common stock outstanding.

We will use the proceeds of this offering to make installment payments required under the terms of our recent acquisition agreements and for working capital. This private placement was conducted in reliance on exemptions from registration contained in Section 4(2) of the Securities Act of 1933 and Rule 506 of Regulation D promulgated there under. In support of those exemptions from registration, we will rely on the representations, warranties, certifications and agreements of the investors, including their representations that they are “accredited investors” as defined in Rule 501 of Regulation D and acquired the securities for their own accounts, for investment only and not for distribution or resale to others. There was no general solicitation, given that the offering was made only to a limited group of our current stockholders.   Placement fees of eight percent are payable in connection with this offering. The share certificates evidencing the purchased shares will be affixed with a legend to indicate that the shares were sold in a private offering and their transfer is restricted.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COLLEXIS HOLDINGS, INC.

Dated: April 20, 2009	By:	/s/ Mark Murphy
Mark Murphy
Chief Financial Officer